Exhibit 10.6
THREDUP INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose. ThredUp Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the ThredUp Inc. Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or a committee thereof.
(c)“Base Salary” shall mean the higher of the Covered Executive’s (i) annual base salary in effect immediately prior to the Date of Termination or (ii) annual base salary in effect for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.
(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i)willful conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii)the commission by the Covered Executive of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position;
(iii)continued non-performance by the Covered Executive of his or her duties to the Company (other than by reason of the Covered Executive’s physical or mental illness, incapacity or Disability) which has continued for 30 days following written notice of such non-performance from the Company;
(iv)a material violation by the Covered Executive of any of the provisions contained in any confidential information and invention assignment agreement entered into between the Covered Executive and the Company or any other confidentiality, invention assignment or similar agreement between the Covered Executive and the Company;
(v)a material violation by the Covered Executive of the Company’s written employment policies, including, but not limited to, the Company’s codes of conduct and anti-harassment policies as may be amended from time to time; or
(vi)the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Covered Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(e)“Change in Control” shall mean a “Sale Event” as defined in the ThredUp Inc. 2021 Stock Option and Incentive Plan (as may be amended from time to time).
(f)“Change in Control Period” shall mean the period beginning three (3) months prior to, and ending twelve (12) months after, the date of a Change in Control.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Covered Executives” shall mean those officers and other executives or individuals designated by the Administrator in its sole discretion to participate in the Plan and, in each case, who meet the eligibility requirements set forth in Section 4 of this Plan.
(i)“Date of Termination” shall mean the date that a Covered Executive’s employment, in any and all capacities, with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(j)“Disability” shall mean “disability” as defined in Section 422(c) of the Code.
(k)“Good Reason” shall mean as specified in a Covered Executive’s Participation Agreement.

(l)“Good Reason Process” shall mean:
(i)the Covered Executive reasonably determines in good faith that a Good Reason condition has occurred;
(ii)the Covered Executive notifies the Company or its successor in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition;
(iii)the Covered Executive cooperates in good faith with the Company’s or its successor’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to remedy the condition;
(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v)the Covered Executive terminates his or her employment and provides the Company or its successor with a Notice of Termination with respect to such termination, each within sixty (60) days after the end of the Cure Period.
If the Company or the successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(m)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(n)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it to properly carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its sole discretion to:
(i)construe the Plan to determine all questions that shall arise as to interpretation of any of the Plan’s provisions;
(ii)determine which individuals are and are not Covered Executives, determine the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii)adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;
(iv)make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v)decide all disputes arising in connection with the Plan; and
(vi)otherwise supervise the administration of the Plan.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and the Covered Executives.
4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan.
5.Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused vacation or paid time off, if applicable, within the time required by law but in no event more than thirty (30) days after the Date of Termination (collectively, the “Accrued Benefits”).
6.Termination Not in Connection with a Change in Control. In the event the employment of a Covered Executive is (i) terminated by the Company for any reason other than for Cause, death or Disability or, in the case of the Company’s Chief Executive Officer only, terminated by the Company’s Chief Executive Officer for Good Reason and (ii) in each case, such termination occurs outside of the Change in Control Period, then, with respect to such Covered Executive and in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) by the Covered Executive and the Separation Agreement and Release becoming irrevocable within sixty (60) days of the Date of Termination (the “Release Requirement”), the Company shall:
(a)pay the Covered Executive an amount equal to 100% of the Covered Executive’s Base Salary for the Company’s Chief Executive Officer and 50% of such Covered Executive’s Base Salary for each other Covered Executives; and
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) twelve (12) months for the Company’s Chief Executive Officer and six (6) months for each other Covered

Executive, or (ii) the Covered Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company.
The amounts payable under Section 6(a) and (b) hereof shall be paid by the Company in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months for the Company’s Chief Executive Officer and over a period of six (6) months for each other Covered Executive, in each case, commencing within sixty (60) days after the Date of Termination; provided, however, that if such 60-day period begins in one calendar year and ends in a second calendar year, such amounts payable to the Covered Executive under Section 6(a) and (b) hereof shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
7.Termination in Connection with a Change in Control. In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than for Cause, death or Disability or (ii) by the Covered Executive for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement, the Company shall:
(a)cause 100% of the shares underlying any outstanding and unvested equity awards held by the Covered Executive that are subject to time-based vesting to immediately become fully exercisable and vested as of the Date of Termination; provided, that any unvested and outstanding performance-based equity awards shall vest as specified in the applicable award agreements.
(b)pay the Covered Executive a single lump sum cash amount equal to the sum of (i) 150% of the Covered Executive’s Base Salary for the Company’s Chief Executive Officer and 100% of such Covered Executive’s Base Salary for each other Covered Executive and (ii) 100% of the Covered Executive’s target cash incentive bonus for the fiscal year during which such termination occurs. Such amounts shall be paid as soon as reasonably practicable, but not later than sixty (60) days after the end of the year in which the Date of Termination occurs; and
(c)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Covered Executive a monthly cash payment for (i) eighteen (18) months for the Company’s Chief Executive Officer and twelve (12) months for each other Covered Executive, or (ii) the Covered Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company.

For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall receive severance pay and benefits under Section 6 if such Covered Executive is receiving severance pay and benefits under Section 7 hereof.
8.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.

9.Confidential Information and Invention Assignment Agreement. As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Confidential Information and Invention Assignment Agreement entered into between the Covered Executive and the Company. If a Covered Executive has not entered into a Confidential Information and Invention Assignment Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
10.Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.Notice of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 12.
(b)Notice to the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:
ThredUp Inc.
Attention: General Counsel
969 Broadway, Suite 200
Oakland, CA 94607
13.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
14.Consent to Jurisdiction. The Covered Executives consent to the jurisdiction of the state and federal courts in the State of California. Accordingly, with respect to any such court action, each Covered Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

15.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
16.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.
19.No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
20.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
21.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California.
22.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
23.Effectiveness and Term. This Plan is effective as of November 4, 2020 (the “Effective Date”) and shall remain effective for a term of three years from the Effective Date (the “Initial Term”), with the effectiveness of the Plan renewing automatically for a term of one year (the “Renewal Term”) upon the last day of the Initial Term and upon the last day of each Renewal Term thereafter, unless the Company, taking action by resolution of the Board at least three months prior to the last day of the Initial Term or the last day of any such subsequent Renewal Term, as applicable, determines that the Plan shall not be renewed.